EXHIBIT 10.2






                             AMCORE Financial, Inc.
                           Supplemental Incentive Plan


                             Effective July 1, 2001

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Table of Contents

I.       Plan Objectives


II.      Plan Overview


III.     Eligible Participants


IV.      Performance Measure


V.       Incentive Calculation


VI.      Award Payments


VII.     Terminations


VIII.    Compensation Management


IX.      Plan Administration, Modification and Adjustment












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I.       Plan Objectives

          -    Significantly improve earnings by improving Net Interest Margin

          - Improve the net interest margin by reducing high cost funding sources.

          - Provide a consistent focus for business line managers and marketing.

          -    Improve earnings per share through revenue growth.

          - Provide total compensation opportunities that are competitive within the industry.

          -    Provide a form of retention incentive for these key managers.

II.      Plan Overview

         Historically return on equity (ROE) has been the performance focal point for AMCORE (organization). We have been relatively successful as an organization at improving this financial measure, but are still minimally below peer median. In order to move to a high performing ROE, the focus of the organization needs to be on improving our net interest margin. The net interest margin is impacted by funding costs and pricing of assets.

         The plan will begin on July 1, 2001 and conclude on June 30, 2004.

III.     Eligible Participants

         Bill Hippensteel , Marketing Director and Senior Vice President
         Bruce Lammers, Commercial Product Manager and Executive Vice President Joe McGougan, AMCORE Mortgage, Inc. President & CEO
         David Miles, AMCORE Investment Group, Inc. President & CEO

         These individuals are in key roles that influence the primary driver of the financial engine of the company, Net Interest Margin. It is not envisioned that any additional participants will become a part of this plan going forward.

IV.      Performance Measure

         A. Three year average of the "Core" Net Interest Margin versus peer.

         The three year average will be calculated as follows:
         Average of (7/1/01-6/30/02 12 month average, 7/1/02-6/30/03 12 month average, 7/1/03-6/30/04 12 month average). This will be compared to the actual peer median for Net Interest Margin during the same period to determine level of achievement for the twelve month period. The three year average will be the average of the averages.

         The core net interest margin eliminates the bank investment portfolio from the calculation and will be calculated by the Financial Accounting & Reporting

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         Department each month on the report "AMCORE Core Analysis of Net
         Interest Income". The peer group has been defined as the "proxy peers".

V.       Incentive Calculations

         Refer to "Three Year Incentive Framework" matrix that is attached to determine the number of shares of stock awarded based on performance. A threshold of 85% of peer median for Net Interest Margin must be attained without reducing core assets and liabilities of the bank before there is a payout.

VI.      Award Payments

         Plan payouts will be in shares of stock based on performance results as identified in the matrix. For tax purposes, the shares are valued as of the last business day of the plan term (Second Quarter 2004).

         The AFI Board of Directors Compensation Committee retains the right to reduce the amount of the award if the participants reduce the core assets and liabilities of the bank.

         Payouts will be subject to normal tax withholding and payable as soon as possible within 90 days following the close of the Second Quarter 2004.

VII.     Terminations:

         Participants must be employed on the last business day of the Second Quarter 2004 to receive a payout.

VIII.    Compensation Management

         Participants in this Plan are eligible to receive merit increases to base salary based on overall performance, according to the merit guidelines in place at the time.

IX.      Plan Administration, Modification and Adjustment

         Plan Sponsor
         ------------
         - Incentive payment budgeting, forecasting and accruals in coordination with Accounting.
         -    Calculation of awards
         -    Plan cost-benefit justification.

         Human Resources
         ---------------
         -    Plan general administration.
         -    Review and approve payment data submitted for payroll processing.
         -    Test plan annually for competitiveness and effectiveness.

Any modifications, amendments or adjustments to the Plan or any of its key provisions will be at the discretion of the Plan Sponsor, subject to the approval of the AFI Board of Directors Compensation Committee.


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AMCORE Financial, Inc.
Three Year Incentive Framework
Starting July 1, 2001
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Weighting:                            Target *
          100%           NIM          20.00% Three year improvement

Target Incentive =       12,000       Shares


2004 Year End Payout Expressed in Shares of stock


                                     Core Bank NIM (1)
     Below Threshold                       Target
           80%          85%      87.5%      90%       95%          100%
          4.20%        4.42%     4.80%     4.91%     5.20%        5.53%
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           -           2,000     6,000    12,000    18,000       24,000


Payout calculations shall be based on a graduated smooth scale

(1) NIM shall be adjusted to remove branch sales and financial engineering from the investment portfolio. NIM shall be calculated on average of each twelve month period average for the period July 1, 2001 - June 30, 2004

* The target represents a three-year average of 90% of the dynamic peer median during that period. Actual NIM targets will be determined on a concurrent basis with the peers as identified in the proxy statement.